Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Dr. Tsu-Jae King Liu Elected to Intel Board of Directors

SANTA CLARA, Calif., July 12, 2016 – Intel Corporation today announced that Dr. Tsu-Jae King Liu has been elected to serve on Intel's board of directors.
"We are very pleased to have Dr. Liu join the Intel board and look forward to her contributions," said Intel Chairman Andy Bryant. "She brings a wealth of expertise in silicon technology and innovation that will be valuable for Intel in many areas as we navigate a significant business transition while continuing to lead in advancing Moore's Law and harnessing its economic value."
Liu, 53, holds a distinguished professorship endowed by TSMC in the Department of Electrical Engineering and Computer Sciences (EECS), in the College of Engineering at the University of California, Berkeley where she also serves as associate dean for Academic Planning and Development. Liu's previous administrative positions within the College of Engineering include associate dean for research and EECS department chair. She has also held research and engineering positions at the Xerox Palo Alto Research Center and Synopsys Inc.
Liu holds over 90 patents and has received numerous awards for her research, including the Intel Outstanding Researcher in Nanotechnology Award (2012) and the SIA University Researcher Award (2014). Currently, her research is focused on nanometer-scale logic and memory devices, and advanced materials, process technology and devices for energy-efficient electronics. She received B.S., M.S. and Ph.D. degrees in electrical engineering from Stanford University in 1984, 1986 and 1994, respectively.

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